Exhibit 99

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
southerncompany.com

Investor Relations Contact:
Greg MacLeod
404-685-4194
gbmacleo@southernco.com
October 31, 2024

Southern Company reports third-quarter 2024 earnings

ATLANTA – Southern Company today reported third-quarter earnings of $1.5 billion, or $1.40 per share, in 2024 compared with earnings of $1.4 billion, or $1.30 per share, in the third quarter of 2023. For the nine months ended September 30, 2024, Southern Company reported earnings of $3.9 billion, or $3.53 per share, compared with $3.1 billion, or $2.86 per share, for the same period in 2023.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.6 billion, or $1.43 per share, during the third quarter of 2024, compared with $1.5 billion, or $1.42 per share, during the third quarter of 2023. For the nine months ended September 30, 2024, excluding these items, Southern Company earned $3.9 billion, or $3.56 per share, compared with $3.3 billion, or $3.01 per share, for the same period in 2023.

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income – Excluding Items (in millions)	2024	2023	2024	2023
Net Income – As Reported	$1,535	$1,422	$3,867	$3,121
Less:
Estimated Loss on Plants Under Construction	(3)	(166)	11	(171)
Tax Impact	1	42	(16)	43
Acquisition and Disposition Impacts	—	(2)	—	(2)
Tax Impact	—	1	—	1
Loss on Extinguishment of Debt	—	—	—	(5)
Tax Impact	—	—	—	1
Estimated Loss on Qualifying Infrastructure Plant	—	—	—	(38)
Tax Impact	—	—	—	10
Impairments	(36)	—	(36)	—
Tax Impact	9	—	9	—
Net Income – Excluding Items	$1,564	$1,547	$3,899	$3,282
Average Shares Outstanding – (in millions)	1,097	1,092	1,096	1,092
Basic Earnings Per Share - Excluding Items	$1.43	$1.42	$3.56	$3.01

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the third quarter of 2024, as compared with the same period in 2023, were higher utility revenues, partially offset by increased interest expense, depreciation and amortization, non-fuel operations and maintenance expenses, and income taxes.

Third-quarter 2024 operating revenues were $7.3 billion, compared with $7.0 billion for the third quarter of 2023, an increase of 4.2%. For the nine months ended September 30, 2024, operating revenues were $20.4 billion, compared with $19.2 billion for the corresponding period in 2023, an increase of 6.1%.

“Our entire company, including our premier, state-regulated electric and gas utilities, continued to perform well during the third quarter,” said Christopher C. Womack, chairman, president and CEO.

“Employees across the Southern Company system came together in response to Hurricane Helene, a storm of exceptional magnitude which proved to be the most destructive in Georgia Power’s history,” added Womack. “We are thankful for the thousands of lineworkers, technicians and support staff who joined first responders, emergency management agencies and officials from the local, state and federal government, industry partners and an extraordinary mutual assistance workforce with tireless dedication to restore service to customers across Georgia. We are proud to continue to provide additional assistance to the individuals and families impacted by this devastating storm through contributions to aid organizations and other support. Our commitment to communities and customers has never been more important.”

Southern Company’s third-quarter earnings slides with supplemental financial information are available at investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. Providing clean, safe, reliable and affordable energy with excellent service is our mission. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy company with national capabilities, a fiber optics network and telecommunications services. Through an industry-leading commitment to innovation, resilience and sustainability, we are taking action to meet customers’ and communities’ needs while advancing our goal of net zero greenhouse gas emissions by 2050. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success. We are transforming energy into economic, environmental and social progress for tomorrow. Our corporate culture and hiring practices have earned the company national awards and recognition from numerous organizations, including Forbes, The Military Times, Fair360, Black Enterprise, J.D. Power, Fortune, Human Rights Campaign and more. To learn more, visit southerncompany.com.

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Southern Company
Financial Highlights
(In Millions Except Earnings Per Share)

	Three Months Ended September		Year-To-Date September
Net Income – As Reported	2024	2023	2024	2023
Traditional Electric Operating Companies	$1,618	$1,419	$3,630	$2,852
Southern Power	82	100	264	288
Southern Company Gas	38	82	555	475
Total	1,738	1,601	4,449	3,615
Parent Company and Other	(203)	(179)	(582)	(494)
Net Income – As Reported	$1,535	$1,422	$3,867	$3,121

Basic Earnings Per Share(1)	$1.40	$1.30	$3.53	$2.86
Average Shares Outstanding	1,097	1,092	1,096	1,092

Non-GAAP Financial Measures	Three Months Ended September		Year-To-Date September
Net Income – Excluding Items	2024	2023	2024	2023
Net Income – As Reported	$1,535	$1,422	$3,867	$3,121
Less:
Estimated Loss on Plants Under Construction(2)	(3)	(166)	11	(171)
Tax Impact	1	42	(16)	43
Acquisition and Disposition Impacts(3)	—	(2)	—	(2)
Tax Impact	—	1	—	1
Loss on Extinguishment of Debt(4)	—	—	—	(5)
Tax Impact	—	—	—	1
Estimated Loss on Qualifying Infrastructure Plant(5)	—	—	—	(38)
Tax Impact	—	—	—	10
Impairments(6)	(36)	—	(36)	—
Tax Impact	9	—	9	—
Net Income – Excluding Items	$1,564	$1,547	$3,899	$3,282

Basic Earnings Per Share – Excluding Items	$1.43	$1.42	$3.56	$3.01
See Notes on the following page.

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.39 and $3.51 for the three and nine months ended September 30, 2024, respectively, and $1.29 and $2.84 for the three and nine months ended September 30, 2023, respectively.
(2)Earnings for the nine months ended September 30, 2024 include a pre-tax credit to income of $21 million ($16 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting a revision to Georgia Power Company's total project capital cost forecast resulting from a reduction in remaining expected site demobilization costs and other contractor obligations. Additionally, earnings for the nine months ended September 30, 2024 include a $14 million income tax charge related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to a change in the State of Georgia corporate tax rate. Earnings for the three and nine months ended September 30, 2023 include a pre-tax charge of $160 million ($120 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and nine months ended September 30, 2024 and 2023 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025.
(3)Earnings for the three and nine months ended September 30, 2023 include a pre-tax loss of $2 million ($1 million after tax) related to the sale of a natural gas storage facility at Southern Company Gas. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the nine months ended September 30, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the nine months ended September 30, 2023 include a pre-tax charge of $38 million ($28 million after tax) for an estimated loss at Southern Company Gas associated with an Illinois Commerce Commission disallowance related to its review of the Qualifying Infrastructure Plant (QIP) capital investments by Nicor Gas for calendar year 2019 under the QIP Rider, or Investing in Illinois program. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the three and nine months ended September 30, 2024 include a pre-tax impairment loss of $36 million ($27 million after tax) associated with the discontinued development of a multi-use commercial facility at Alabama Power Company. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.

Southern Company
Significant Factors Impacting EPS

	Three Months Ended September			Year-To-Date September
	2024	2023	Change	2024	2023	Change
Earnings Per Share –
As Reported(1)	$1.40	$1.30	$0.10	$3.53	$2.86	$0.67

Significant Factors:
Traditional Electric Operating Companies			$0.18			$0.71
Southern Power			(0.02)			(0.02)
Southern Company Gas			(0.04)			0.07
Parent Company and Other			(0.02)			(0.08)
Increase in Shares			—			(0.01)
Total – As Reported			$0.10			$0.67

	Three Months Ended September			Year-To-Date September
Non-GAAP Financial Measures	2024	2023	Change	2024	2023	Change
Earnings Per Share –
Excluding Items	$1.43	$1.42	$0.01	$3.56	$3.01	$0.55

Total – As Reported			$0.10			$0.67
Less:
Estimated Loss on Plants Under Construction(2)			0.12			0.11
Acquisition and Disposition Impacts(3)			—			—
Loss on Extinguishment of Debt(4)			—			—
Estimated Loss on Qualifying Infrastructure Plant(5)			—			0.03
Impairments(6)			(0.03)			(0.02)
Total – Excluding Items			$0.01			$0.55
See Notes on the following page.

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.39 and $3.51 for the three and nine months ended September 30, 2024, respectively, and $1.29 and $2.84 for the three and nine months ended September 30, 2023, respectively.
(2)Earnings for the nine months ended September 30, 2024 include a pre-tax credit to income of $21 million ($16 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting a revision to Georgia Power Company's total project capital cost forecast resulting from a reduction in remaining expected site demobilization costs and other contractor obligations. Additionally, earnings for the nine months ended September 30, 2024 include a $14 million income tax charge related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to a change in the State of Georgia corporate tax rate. Earnings for the three and nine months ended September 30, 2023 include a pre-tax charge of $160 million ($120 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and nine months ended September 30, 2024 and 2023 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025.
(3)Earnings for the three and nine months ended September 30, 2023 include a pre-tax loss of $2 million ($1 million after tax) related to the sale of a natural gas storage facility at Southern Company Gas. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the nine months ended September 30, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the nine months ended September 30, 2023 include a pre-tax charge of $38 million ($28 million after tax) for an estimated loss at Southern Company Gas associated with an Illinois Commerce Commission disallowance related to its review of the Qualifying Infrastructure Plant (QIP) capital investments by Nicor Gas for calendar year 2019 under the QIP Rider, or Investing in Illinois program. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the three and nine months ended September 30, 2024 include a pre-tax impairment loss of $36 million ($27 million after tax) associated with the discontinued development of a multi-use commercial facility at Alabama Power Company. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.

Southern Company
EPS Earnings Analysis

Description	Three Months Ended September 2024 vs. 2023	Year-To-Date September 2024 vs. 2023

Retail Sales	(3)¢	2¢

Retail Revenue Impacts	32	72

Weather	(1)	19

Wholesale and Other Operating Revenues	4	10

Non-Fuel Operations and Maintenance Expenses(1)	(10)	(11)

Depreciation and Amortization	(3)	(9)

Interest Expense and Other	(7)	(13)

Income Taxes	(3)	(8)

Total Traditional Electric Operating Companies	9¢	62¢

Southern Power	(2)	(2)

Southern Company Gas	(4)	5

Parent Company and Other	(2)	(9)

Increase in Shares	—	(1)

Total Change in EPS (Excluding Items)	1¢	55¢

Estimated Loss on Plants Under Construction(2)	12	11

Acquisition and Disposition Impacts(3)	—	—

Loss on Extinguishment of Debt(4)	—	—

Estimated Loss on Qualifying Infrastructure Plant(5)	—	3

Impairments(6)	(3)	(2)

Total Change in EPS (As Reported)	10¢	67¢
See Notes on the following page.

Southern Company
EPS Earnings Analysis

Notes
(1)Excludes gains/losses on asset sales, which are included in "Interest Expense and Other." Includes non-service cost-related benefits income.
(2)Earnings for the nine months ended September 30, 2024 include a pre-tax credit to income of $21 million ($16 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting a revision to Georgia Power Company's total project capital cost forecast resulting from a reduction in remaining expected site demobilization costs and other contractor obligations. Additionally, earnings for the nine months ended September 30, 2024 include a $14 million income tax charge related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to a change in the State of Georgia corporate tax rate. Earnings for the three and nine months ended September 30, 2023 include a pre-tax charge of $160 million ($120 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and nine months ended September 30, 2024 and 2023 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025.
(3)Earnings for the three and nine months ended September 30, 2023 include a pre-tax loss of $2 million ($1 million after tax) related to the sale of a natural gas storage facility at Southern Company Gas. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the nine months ended September 30, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the nine months ended September 30, 2023 include a pre-tax charge of $38 million ($28 million after tax) for an estimated loss at Southern Company Gas associated with an Illinois Commerce Commission disallowance related to its review of the Qualifying Infrastructure Plant (QIP) capital investments by Nicor Gas for calendar year 2019 under the QIP Rider, or Investing in Illinois program. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the three and nine months ended September 30, 2024 include a pre-tax impairment loss of $36 million ($27 million after tax) associated with the discontinued development of a multi-use commercial facility at Alabama Power Company. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.

Southern Company
Consolidated Earnings
As Reported

	Three Months Ended September			Year-To-Date September
	2024	2023	Change	2024	2023	Change
	(in millions)			(in millions)
Retail electric revenues:
Fuel	$1,179	$1,356	$(177)	$3,250	$3,412	$(162)
Non-fuel	4,187	3,783	404	10,543	9,185	1,358
Wholesale electric revenues	721	727	(6)	1,919	1,930	(11)
Other electric revenues	222	203	19	631	602	29
Natural gas revenues	682	689	(7)	3,220	3,417	(197)
Other revenues	283	222	61	820	662	158
Total operating revenues	7,274	6,980	294	20,383	19,208	1,175
Fuel and purchased power	1,395	1,574	(179)	3,843	4,056	(213)
Cost of natural gas	98	102	(4)	852	1,199	(347)
Cost of other sales	166	126	40	464	381	83
Non-fuel operations and maintenance	1,662	1,424	238	4,543	4,352	191
Depreciation and amortization	1,210	1,143	67	3,537	3,365	172
Taxes other than income taxes	375	341	34	1,155	1,076	79
Estimated loss on Plant Vogtle Units 3 and 4	—	160	(160)	(21)	160	(181)
Total operating expenses	4,906	4,870	36	14,373	14,589	(216)
Operating income	2,368	2,110	258	6,010	4,619	1,391
Allowance for equity funds used during construction	58	66	(8)	167	200	(33)
Earnings from equity method investments	31	32	(1)	107	110	(3)
Interest expense, net of amounts capitalized	692	620	72	2,050	1,812	238
Other income (expense), net	147	141	6	450	428	22
Income taxes	377	297	80	890	492	398
Net income	1,535	1,432	103	3,794	3,053	741
Net income (loss) attributable to noncontrolling interests	—	10	(10)	(73)	(68)	(5)
Net income attributable to Southern Company	$1,535	$1,422	$113	$3,867	$3,121	$746
Certain prior year data may have been reclassified to conform with current year presentation.

Southern Company
Kilowatt-Hour Sales and Customers

	Three Months Ended September				Year-To-Date September
	2024	2023	% Change	Weather Adjusted % Change	2024	2023	% Change	Weather Adjusted % Change
	(in millions)				(in millions)
Kilowatt-Hour Sales

Total Sales	56,035	55,428	1.1%		152,461	150,157	1.5%

Total Retail Sales	41,893	42,364	(1.1)%	(0.4)%	114,154	110,715	3.1%	0.6%
Residential	14,677	15,133	(3.0)%	(1.5)%	38,442	36,458	5.4%	(0.5)%
Commercial	14,279	14,341	(0.4)%	0.1%	38,419	37,050	3.7%	2.1%
Industrial	12,803	12,751	0.4%	0.4%	36,889	36,791	0.3%	0.3%
Other	134	139	(3.5)%	(3.1)%	404	416	(2.8)%	(3.0)%

Total Wholesale Sales	14,142	13,064	8.2%	N/A	38,307	39,442	(2.9)%	N/A

					Period Ended September
					2024	2023	% Change
					(in thousands)
Regulated Utility Customers

Total Regulated Utility Customers					8,865	8,792	0.8%
Traditional Electric Operating Companies					4,530	4,476	1.2%
Southern Company Gas					4,335	4,316	0.4%

Southern Company
Financial Overview
As Reported

	Three Months Ended September			Year-To-Date September
	2024	2023	% Change	2024	2023	% Change
	(in millions)			(in millions)
Southern Company –
Operating Revenues	$7,274	$6,980	4.2%	$20,383	$19,208	6.1%
Earnings Before Income Taxes	1,912	1,729	10.6%	4,684	3,545	32.1%
Net Income Available to Common	1,535	1,422	7.9%	3,867	3,121	23.9%

Alabama Power –
Operating Revenues	$2,138	$2,083	2.6%	$5,803	$5,420	7.1%
Earnings Before Income Taxes	628	644	(2.5)%	1,517	1,235	22.8%
Net Income Available to Common	493	565	(12.7)%	1,195	1,132	5.6%

Georgia Power –
Operating Revenues	$3,472	$3,237	7.3%	$8,745	$7,805	12.0%
Earnings Before Income Taxes	1,296	980	32.2%	2,765	1,892	46.1%
Net Income Available to Common	1,050	780	34.6%	2,249	1,547	45.4%

Mississippi Power –
Operating Revenues	$412	$436	(5.5)%	$1,118	$1,137	(1.7)%
Earnings Before Income Taxes	97	93	4.3%	233	208	12.0%
Net Income Available to Common	75	75	—%	186	173	7.5%

Southern Power –
Operating Revenues	$600	$653	(8.1)%	$1,597	$1,686	(5.3)%
Earnings Before Income Taxes	115	149	(22.8)%	223	258	(13.6)%
Net Income Available to Common	82	100	(18.0)%	264	288	(8.3)%

Southern Company Gas –
Operating Revenues	$682	$689	(1.0)%	$3,220	$3,417	(5.8)%
Earnings Before Income Taxes	49	110	(55.5)%	739	635	16.4%
Net Income Available to Common	38	82	(53.7)%	555	475	16.8%
See Financial Highlights pages for discussion of certain significant items occurring during the periods.